[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.1

(1) FUJIFILM DIOSYNTH BIOTECHNOLOGIES CALIFORNIA, INC.

AND

(2)  ATARA BIOTHERAPEUTICS, INC.

CONTENTS

1.		DEFINITIONS AND INTERPRETATION	2
2.		FRAMEWORK AND SCOPE OF SERVICES	12
3.		TERM	12
4.		PERFORMANCE OF PROGRAM	13
5.		QUALITY AND REGULATORY MATTERS	16
6.		CONFORMING BATCHES AND NON-CONFORMING BATCHES	17
7.		DELIVERY, TITLE, RISK, STORAGE AND INVENTORY	20
8.		PRICE AND PAYMENT	21
9.		WARRANTIES	23
10.		INDEMNIFICATION & LIMITATION OF LIABILITY	25
11.		INTELLECTUAL PROPERTY	28
12.		CONFIDENTIALITY	29
13.		CHANGE	32
14.		DELAY, CANCELLATION, TERMINATION AND CONSEQUENCES	33
15.		FORCE MAJEURE	37
16.		DISPUTE RESOLUTION	38
17.		AUDIT	39
18.		NOTICES	40
19.		EXPORT/IMPORT CONTROLS AND SANCTIONS COMPLIANCE	40
20.		MODERN SLAVERY AND CORRUPTION	41
21.		ASSIGNMENT AND SUB-CONTRACTING	42
22.		GENERAL	43
23.		GOVERNING LAW	44
Schedule 1	-	Charges	1
Schedule 2	-	Forecasting and Orders	2
Schedule 3	-	Addresses for Notice	3
Schedule 4	-	Atara Deliverables	4
Schedule 5	-	Statement of Work Template	5

THIS AGREEMENT IS BETWEEN

(1)	FUJIFILM DIOSYNTH BIOTECHNOLOGIES CALIFORNIA, INC., incorporated and registered in Delaware whose principal place of business is at 200 Summit Lake Drive, Valhalla, NY 10595 (“Fujifilm”); and
(2)	ATARA BIOTHERAPEUTICS, INC., incorporated and registered in Delaware with a principal place of business office at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080, USA (“Atara”).

WHEREAS

(A)

Fujifilm is a biopharmaceutical contract development and manufacturing organization and, Atara and Fujifilm are agreeing to enter into this Agreement under which Fujifilm is appointed to carry out agreed clinical and commercial services for Atara in relation to certain of Atara’s Products, including manufacturing, testing, storage, AL&P, new product introductions and supply of Products to Atara, as more specifically set forth herein.

(B)	Capitalized terms used in these Recitals are defined below.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the parties hereto agree as follows:

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement the following words have the following meanings unless inconsistent with the context:

“Affiliate”

means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise;

“AL&P”	assembly, secondary packaging, labeling, Fujifilm disposition of Finished Drug Product and preparations for shipment pick up;
“Applicable Laws”

all applicable and binding ordinances, rules, regulations, laws, requirements, guidances and court orders of any kind whatsoever which apply (i) in the case of Fujifilm: to the provision of the Fujifilm Services in the jurisdiction in which a Program is being performed, including all applicable cGMP; and (ii) in the case of Atara: to the provision and receipt of the Fujifilm Services and that relate to the treatment/use/consumption of the Product in the applicable jurisdiction  (including storage, import, export, transport, marketing, promotion, processing, packaging, distribution, sale and/or use), as amended from time to time including all applicable cGMP;

“APA”	means the Asset Purchase Agreement between Atara and Fujifilm dated January 26, 2022.
“Atara Deliverable(s)”	one or more of the deliverables set forth on Schedule 4 to be supplied by Atara to Fujifilm for the performance of a Program and identified in its corresponding SOW;
“Atara Release”	Atara quality’s review of the Batch Documentation and final approval to release of the Product, following Fujifilm Disposition, in accordance with the Quality Agreement;
“Atara-Supplied Consumable(s)”	the Product-specific Consumable(s) agreed by Atara to be supplied to Fujifilm for the performance of a Program following a Consumables Delay in such Program pursuant to clause 14.1.2;
“Authorized Third Party”	has the meaning given to it in clause 12.112.1.3;
“Background IP”

all Intellectual Property Rights owned or controlled by a party, whether solely or jointly, prior to the Effective Date or arising after the Effective Date independently of the Fujifilm Services performed under this Agreement and without reliance upon, use of or reference to any Confidential Information or Background IP of the other party;

“Batch”

a specific quantity of a given Product that is intended to be of uniform character and quality, within specified limits, and is produced under cGMP conditions during the same cycle of manufacture and from the same donor material as defined by the applicable QA Documents. For clarity and, where applicable, Batches obtained from the same donor material but from different cycles of manufacture constitute separate (i.e. not the same) Batches;

“Batch Documentation”	has the meaning given to it in clause 6.4;
“Batch Fee”	the agreed Batch Fee set out in Part 3 of Schedule 1;

“Business Day”

in relation to notices given under this Agreement (including any Scope of Work) a day other than a Saturday, Sunday or any day on which the commercial banks located in Thousand Oaks or San Francisco, California, USA, are authorized or obligated by law to be closed;

“Calendar Year”

a period of twelve (12) consecutive calendar months corresponding to the calendar year commencing on the first day of January and on the last day of December, except that the first Calendar Year of this Agreement shall commence on the Effective Date and the final Calendar Year shall end on the actual date of expiry or termination of this Agreement (which may not be 31st December of the final Calendar Year);

“Certificate of Analysis”	means a document signed by an authorized representative of Fujifilm, describing Product Specifications for, and testing methods applied to, the Product, and the results of such testing;
“Certificate of Compliance”

means a document signed by an authorized representative of Fujifilm, certifying that a particular Batch meets the Product Specifications and was manufactured in accordance with cGMP and the Process including an assessment of Deviations raised during the manufacture;

“cGMP”

means all current good manufacturing practice applicable to the manufacture of Product(s) that are promulgated by the applicable Regulatory Authority, as may be amended from time to time, and as are applicable to the Product(s), including: Current Good Manufacturing Practice as defined in (i) those sections applicable within the FDA Regulations 21 CFR Part 210, 211, 600, 601 and 610 and (ii) the rules governing medicinal products in the European Union and the United Kingdom. Eudralex Volume 4 – Guidelines for good manufacturing practices for medicinal products for human and veterinary use. Part I – Basic Requirements for Medicinal Products. Part II – Basic Requirements for Active Substances used as Starting Materials and ICHQ7;

“cGMP Batch”	a Batch identified in a Scope of Work which is intended to be manufactured during a manufacturing stage and subject to Fujifilm Disposition in each case in accordance with cGMP;
“Change”	has the meaning given to it in clause 13;

“Charges”	has the meaning set out in clause8.1.1;
“Commercially Reasonable Efforts”

with respect to the activities within the Fujifilm Services, the carrying out of such activities using efforts and resources consistent with the efforts and resources used by a biopharmaceutical contract and development manufacturing organization of similar size and financial resources in the same or similar circumstances;

“Competitor”

means: (i) [***] contract development and manufacturing organizations [***]; and (ii) [***] cell therapy contract development and manufacturing organizations [***], but in each case, shall exclude [***], in each case, [***] as reasonably and mutually agreed by the parties;

“Confidential Information”

the terms of this Agreement, any Scope of Work, and all information (in whatever form) in respect of the business of each of party and its Affiliates including any ideas, business methods, finance, prices, business, financial, marketing or development plans, products or services, know-how or other matters connected with products or services manufactured and/or marketed, customer lists or details, computer systems and software, which is (in each case) provided to, or obtained by, one party from the other; for clarity, Confidential Information of Atara includes Atara Deliverables, Atara Background IP and Atara Foreground IP; and all information of third parties that Atara has an obligation to keep confidential.  Confidential Information of Fujifilm includes Fujifilm Background IP, Fujifilm Foreground IP and all information of third parties that Fujifilm has an obligation to keep confidential;

“Conforming Batch”	a cGMP Batch which has been produced in accordance with cGMP, the Process and which meets the Product Specification;
“Consumable”

a consumable item used or intended for use in the performance of a Program other than Atara-Supplied Consumables or Atara Deliverables, including reagents (including analytical reagents), raw materials, packaging components, chromatography resins, filters, filtration membranes, media, buffer bags, refold bags, tubing, hoses, disposable analytical test kits, in-process measurement probes, columns (including analytical columns) and disposable containers;

“Consumables Delay”	has the meaning given to it in clause 14.1.2;
“Atara Foreground IP”	all Foreground IP that [***];
“[***]”	[***];
“Commercial License”	has the meaning given to it in the definition of “Regulatory Application” in this clause 1;
“Delay”	has the meaning given to it in clause 14.1.1;
“Demonstration Batch”	a non-cGMP Batch which is manufactured for demonstration purposes and which is not intended for human use;
“Deviation”	a cGMP deviation as detailed in the Quality Agreement;
“Effective Date”	as mutually agreed by the parties in writing;
“Engineering Batch”	a Batch that is manufactured in a cGMP Facility at scale using the Process but which is not intended for human use;
“Existing Products”

Tab-cel®, ATA188, ATA3219, ATA3271, BLCLs and PBMCs, provided that, whilst EBV reagent, CAR vectors, BLCLs and PBMCs are intermediates, they are treated as their own “Product” for the purposes of this Agreement;

“Facility”	Fujifilm’s manufacturing facility located at 2430 Conejo Spectrum Street, Thousand Oaks, CA 91320 or such other Fujifilm facility specifically identified and agreed to by Atara in a Scope of Work;
“Foreground IP”	all Intellectual Property Rights conceived, developed, generated or reduced to practice during the Term either [***];
“Fujifilm Disposition”

the Stage during which (i) the Product is tested for compliance versus the Product Specification; (ii) all production instruction and analytical records relating to cGMP manufacture of each cGMP Batch prepared by Fujifilm are reviewed; and (iii) a Fujifilm recommendation for Product release or reject is made; in each case as applicable;

“Fujifilm Foreground IP”	all Foreground IP that (a) is not Atara Foreground IP and (b) is generally applicable to the manufacturing or analysis of pharmaceutical products;
“Fujifilm Expression Technology”

the Background IP of Fujifilm that is its proprietary manufacturing, expression or purification technologies, including:

(a)an expression system within the scope of international patent application PCT/GB2007/000351 (the “pAVEway™ Expression System”);

(b)expression technology within the scope of international patent application PCT/GB2014/000165 (the “Apollo™ Expression Technology”);

(c)Fujifilm’s proprietary alcohol oxidase yeast Pichia pastoris expression system (the “Yeast Expression System”);

(d)Fujifilm’s proprietary HEK293 cell lines; and

(e)Fujifilm’s proprietary Vero cell lines;

“Fujifilm Services”

the services described in the applicable Scope of Work executed by the parties, that may include:

(a)manufacturing and testing (manufacturing/processing, in process and release testing, environmental monitoring, material management);

(b)storage (including, storage, material management, including receipt and issuance to manufacturing, QC testing or for AL&P and shipment;

(c)AL&P;

(d)new production introductions (tech transfer, engineering and project management oversight, equipment qualification and validation, batch record and SOP generation, training, operator qualification, process validation); and

(e)additional support and testing (additional release testing, stability testing, sample management, investigational testing, method support and transfer, NC/CAPA/CC investigation and coordination);

“Gross Negligence”	a conscious and voluntary disregard of the need to use reasonable care, which is reasonably likely to cause foreseeable grave injury or harm to persons, property, or both;

“Indemnify”	to indemnify, defend and hold harmless;
“Intellectual Property Right”

any intellectual property rights and interests including patents, utility models, designs, design rights, copyright (including rights in software), decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws, topography rights, inventions, rights in confidential information (including technical and commercial trade secrets); supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world and whether subsisting now or in the future;

“Inventory”	has the meaning given to it in clause 7.1.2;
[***]	[***]
“Liabilities”

any (i) liabilities of any nature, whether accrued, absolute, contingent or otherwise and whether in contract, tort (including negligence) or otherwise; (ii) losses, costs, damages, fines or expenses (including reasonable legal fees); and (iii) claim, demand, proceeding, action or cause of action including those by third parties; in each case howsoever arising. “Liability” shall be construed accordingly;

“Material Review Board” or “MRB”

a cross-functional committee established pursuant to the Quality Agreement, led by quality assurance, that consists of representation from program management, quality control (as applicable), and manufacturing, for clarity, Atara representation is required on any such committee;

“Modifications”

a modification to a Facility; or equipment (including Process specific qualification and installation of existing equipment), required in order to perform a Process and detailed in the applicable Scope of Work (as applicable);

“Non-Conforming Batch”	a cGMP Batch which has not been produced in accordance with cGMP and/or does not meet the Product Specification [***];

“Order”	has the meaning given to it in Schedule 2;
“Pass Through Costs”	has the meaning given to it in Part 3 of Schedule 1;
“Pass Through Related Services”

ad hoc services (not otherwise covered by the Charges) to be performed by a Third Party, which may include: Subcontracted Work (not otherwise covered by the Charges); and Process Specific Equipment; undertaking of Modifications and disposal of Special Waste by Fujifilm for a Program, in each case, as specifically identified in a SoW;

“Pass Through Services Costs”	has the meaning given to it in Part 3 of Schedule 1;
“Person”

means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Process”

the particular process used, or to be used (including all steps and activities) in the Fujifilm Services, including  manufacture of the Product, as set forth in the Process Specification and the Quality Agreement;

“Process Specification”

the Process operating parameters and specifications as documented in (i) pre-successful grant of a Commercial License: the QA Documents which have been agreed by the parties for cGMP Batch production and (ii) following grant of a Commercial License: the QA Documents which have been agreed by the parties for cGMP Batch production and the applicable Commercial License (for example the Biologics License Application or a Marketing Authorization Application);

“Processing Room Fees”	has the meaning given to it in Part 1 of Schedule Error! Reference source not found.;
“Process-Specific Equipment”

an item of equipment set forth in a SoW, which (a) the parties mutually agree is required by Fujifilm to operate the Process and is specific to the Process;  and (b) as of the SoW Effective Date, is not already used by Fujifilm in its Facilities or otherwise for other customer(s) of Fujifilm;

“Product”

the particular product or substance (cells, compound, reagent, intermediate or molecule) created during and as a result of performing the Process, including the Existing Products. The specific Product of a Program will be identified in the applicable Scope of Work for such Program;

“Product Specification”	the product specification for Product which is documented in a QA Document;
“Program”	a program of Fujifilm Services for the Product, as more specifically set out in an SOW, to be carried out by Fujifilm in accordance with the terms of this Agreement;
“Program Manager”	on a Program-by-Program basis, the manager appointed by each of Fujifilm and Atara under the applicable SoW for such Program;
“QA Documents”	the documents produced and approved in accordance with the Quality Agreement or any cGMP documents agreed by the parties in writing;
“Quality Agreement”	the quality agreement entered into by the parties (as may be amended from time to time) containing quality assurance provisions for the manufacture of Product to be supplied under this Agreement;
“[***]”	[***];
“Regulatory Application”

means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to the Product, including any submission to a Regulatory Authority and any supplement or amendment thereto, and further including a Biologics License Application or a Marketing Authorization Application. Once granted a Regulatory Application shall be known as a “Commercial License” in this Agreement;

“Regulatory Authority”

the U.S. Food and Drug Administration, the European Medicines Agency, the Medicines & Healthcare products Regulatory Agency, and any successor to any such entities and any other regulatory authority mutually agreed by the parties and named in the Quality Agreement;

“Scope of Work” or “SoW”

on a Program-by-Program basis, the document setting out the detail of the Fujifilm Services to be undertaken by Fujifilm for Atara in connection with such Program and executed by the parties, a form of which is attached hereto as Schedule 5;

“SoW Effective Date”	for each Scope of Work, the date that the Scope of Work is fully signed by both parties;
“Special Waste”	Hazardous Materials as mutually agreed in writing or as otherwise identified in a SoW;

“Stage”

a stage of a Program as described in a SoW. For the purposes of clause 10, a sub-stage described in a SoW (for example a Stage that is clearly identified as a sub-stage and including a suffix such as Stage 1A) shall be deemed to be an independent Stage in its own right;

“Subcontracted Work”	work subcontracted by Fujifilm under clause 21.3;
“Tax”

all duty, sales, use or excise taxes, charges, levies, assessments and other fees of any kind imposed by any governmental or other authority (including, value added tax, sales tax or any other similar type of turnover tax) excluding taxes based on the income of Fujifilm;

“Term”	has the meaning given to in clause 3.1; and
“Willful Misconduct”

a knowing violation of a reasonable and uniformly enforced rule or policy, or intentionally doing that which should not be done or intentionally failing to do that which should be done, or knowing that injury will probably result or recklessly disregarding the possibility that injury may result.

1.2

In this Agreement (except where the context otherwise requires) any words following the terms “including”, “include”, “for example” or any similar expression are by way of illustration and emphasis only and shall not limit the generality or extent of any other words or expressions.

1.3

Insofar as this Agreement or a Scope of Work obliges any party to this Agreement to negotiate, take action or to do something, that party shall conduct such communications, negotiations, take such action or do such thing in good faith acting professionally and, in the case of Fujifilm, using Commercially Reasonable Efforts to achieve the result contemplated in this Agreement. There shall be a general obligation on the parties to act in good faith and with professionalism in relation to the matters contemplated in this Agreement.

1.4

In the case of conflict or ambiguity between terms of the main body of this Agreement, any Schedule to this Agreement or any other terms in any Scope of Work, the order of priority shall be as follows: (i) the main body of the Agreement; (ii) the Schedules to the Agreement; and (iii) the main body of the Scope of Work unless a Scope of Work specifically varies a provision of the Agreement or a Schedule to the Agreement by reference to the provision it is amending in which case the Scope of Work shall take precedence in that instance.

1.5

In the case of conflict or ambiguity between the terms of this Agreement or any specific Scope of Work and the terms of the QA Documents, the terms of the QA Documents shall prevail solely in relation to cGMP quality matters subject to clause 10.11.

1.6	Where a defined term is used in clause 10 (Indemnification & Limitation of Liability) it shall retain its meaning even when the entire word that is a defined term is in capitals.
1.7

Where a provision requires agreement, consent and/or approval of a party, such agreement, consent and/or approval, unless expressly stated otherwise, may not be unreasonably withheld, delayed or conditioned.

2.	FRAMEWORK AND SCOPE OF SERVICES
2.1	Framework
2.1.1

This Agreement establishes (i) a framework to enable Atara to order Fujifilm Services from Fujifilm and (ii) the general terms and conditions applicable to Fujifilm’s performance of the Fujifilm Services and, in connection therewith, each Program for Atara.

2.1.2	This Agreement is structured so that a separate, numbered, Scope of Work shall be entered into by the parties for the provision of a Program.
2.1.3

The provisions of this Agreement shall apply to each Scope of Work and no Scope of Work shall be effective or binding on any party until it has been signed by an authorized representative of each contracting party.

2.1.4	Nothing in this Agreement or any Scope of Work shall oblige any party to enter into any Scope of Work and each Scope of Work constitutes a separate contract that is deemed a part of this Agreement.
2.2	Scope of the Fujifilm Services
2.2.1

The scope of this Agreement covers ad hoc services (including new product introductions activities), clinical supply of Product, commercial supply of Product, and additional services such as AL&P and storage.

2.2.2

On a Program-by-Program basis, if Atara requires Fujifilm Services or Pass Through Related Services, the parties will enter into a Scope of Work under this Agreement. Each Scope of Work shall clearly identify the type of Fujifilm Services and/or Pass Through Services to be provided).

2.3	Forecasting and Orders
2.3.1

During the Term, Atara will submit to Fujifilm the Rolling Forecasts (as defined in Schedule 2) as more specifically described in Schedule 2 and the parties will follow the procedures in connection with such Rolling Forecasts set forth in Schedule 2.

2.4	Co-operative Management
2.4.1

Each party will be responsible for its internal decision making process and for reasonably informing the other party of decisions made affecting any or all of the Fujifilm Services in a regular and timely manner.

2.4.2

Without limiting the foregoing, the parties will establish the joint committees/teams set forth in Schedule 6 to advise the parties and to execute on certain matters pertaining to the delivery of Fujifilm Services.

3.	TERM
3.1	This Agreement shall come into force on the Effective Date and will continue for an initial term of ten (10) years (the “Term”).
3.2	[***]:

3.2.1	[***]; and
3.2.2	[***].
3.3	Each Scope of Work will take effect from the SoW Effective Date and shall continue until the earlier of:
3.3.1	the date specified in such Scope of Work, or if no such date is specified, the date the Program, or part of the Program referred to in such Scope of Work is completed; or
3.3.2	termination of this Agreement or the relevant Scope of Work in accordance with the terms of this Agreement.
4.	PERFORMANCE OF PROGRAM
4.1	Fujifilm:
4.1.1	shall perform the Fujifilm Services and Pass Through Related Services (if any) and carry out each Program, or parts of each Program, in accordance with:
(a)	the terms of this Agreement and any Scope of Work for such Program,
(b)	Applicable Laws,
(c)	the Quality Agreement and cGMP (in both cases when applicable), and
(d)	the Process Specification for the applicable cGMP Batch (if any),
4.1.2

[***] Notwithstanding the foregoing, if Fujifilm does supply Non-Conforming Batches to Atara hereunder then clause 6 shall apply and in the case of [***], these shall be resolved in accordance with clause 6.6).

4.2

The parties agree that it shall not be considered a breach of this Agreement or any Scope(s) of Work, by Fujifilm if an objective of a Program is not achieved provided that Fujifilm has complied with its obligations set out in clause 4.1. Notwithstanding any contrary provisions in this Agreement or any Scope(s) of Work, subject to Fujifilm’s compliance with clause 4.1.1 and 4.1.2, the parties acknowledge and agree that the Fujifilm Services to be performed during the Program prior to the [***] are by their nature developmental and Fujifilm cannot (and consequently does not) guarantee to Atara the achievement of a successful outcome for the Program, production of Conforming Batches or production of a specified volume of Product.

4.3

Each Scope of Work contains assumptions on which Fujifilm’s ability to perform a Program depends. If an assumption set out in the Scope of Work proves to be incorrect or actual circumstances differ from an assumption (including if such assumption cannot be met at such time as Fujifilm reasonably requires to enable it to perform its obligations) then the parties shall agree a Change to account for the change in assumption.

4.4	Atara shall:
4.4.1	provide Atara Deliverables within the timeframe(s) set out in the SoW;
4.4.2	meet all its obligations and responsibilities under this Agreement, any Scopes of Work and the Quality Agreement; and
4.4.3	comply with Applicable Laws.
4.5

Fujifilm’s performance of Fujifilm Services and/or delivery of each Batch depends upon Atara’s compliance with clause 4.4. Fujifilm will not be in breach of any obligation under this Agreement or a Scope of Work to the extent Fujifilm’s failure to meet that obligation is a direct result of Atara’s breach of performance of any obligations under clause 4.4.

4.6

Each party shall ensure that its staff involved in the delivery of the Program do not bypass processes or controls (including operating and corporate policies and procedures and Facility-specific policies) put in place under the Quality Agreement, this Agreement or a Scope of Work by virtue of direct action enabled by their familiarity with the Facility and personnel.

4.7

Fujifilm will keep complete and accurate records (including [***]) of all work done by it under this Agreement, in form and substance as specified in the applicable Scope of Work, the Quality Agreement, and this Agreement (collectively, the “Records”). All such Records will be the property of Atara. Except as required by or necessary to comply with Applicable Law, enforce its rights or perform its obligations under this Agreement, any Scope of Work or the Quality Agreement, Fujifilm will not transfer, deliver or otherwise provide any such Records to any party other than Atara, without the prior written consent of Atara.  All original Records of the performance of the Fujifilm Services, including, the manufacture of Product under this Agreement will be retained and archived by Fujifilm in accordance with cGMP (if applicable), Applicable Law and the Quality Agreement, but in no case for less than a period of [***] following completion of the applicable Program.  Atara will be provided electronic copies of completed Records via an Atara-specific Fujifilm-hosted data room.  For the sake of clarity, [***] in connection with Atara’s review of Records via the Atara-specific Fujifilm-hosted data room in connection with the Release of a Batch or Fujifilm Disposition [***]. Upon Atara’s request [***], Fujifilm will promptly provide Atara with hard copies of such Records following written request therefor.  [***] after completion of a Program, and upon Atara’s written request, all of the aforementioned records will be sent to Atara or Atara’s designee [***]; provided, however, that Atara may elect to have such Records retained in Fujifilm’s archives for an additional period of time at a reasonable charge to Atara.  Fujifilm will retain copies of all of such Records and Atara will provide Fujifilm full access to all original Records if Fujifilm is required or compelled to furnish any of such original Records in connection with a regulatory inspection by any Authority or otherwise in connection with Applicable Law.

4.8

All Fujifilm Services shall be performed at the Facility.  Fujifilm shall notify Atara of and shall obtain Atara’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to any proposed change in the location of the Facility or use of any replacement or additional facility for the performance of the Fujifilm Services under this Agreement.

4.9

Except as otherwise provided in a Scope of Work, Fujifilm shall be responsible, [***], for performing validation of the Facility, the equipment in the Facility and cleaning and maintenance processes employed in the Process in accordance with cGMP (if applicable), the Quality Agreement, and the applicable Scope of Works.

4.10

Fujifilm shall be responsible, [***], for obtaining and maintaining throughout the Term, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance of the Fujifilm Services under this Agreement (but for the avoidance of doubt not Product specific applications, for example IND or BLA).  At Atara’s reasonable request, Fujifilm shall, within [***], provide Atara with copies of all such relevant licenses, permits and approvals that are ordinarily required by the relevant Regulatory Authorities and Atara requires in connection with its Regulatory Applications.  Subject to the obligations of confidentiality set out in clause 12, Atara will have the right to use any and all information contained in such licenses, permits and approvals to the extent required in connection with its Regulatory Applications, regulatory approval, and clinical and commercial development of Product.

4.11

As specified in the Batch Documentation, on a Program-by-Program basis, Fujifilm will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the Quality Agreement, samples of Product from the Process produced under such Program.  Further, upon Atara’s written request, Fujifilm will submit such samples to Atara and/or contract testing laboratories specified by Atara in the applicable SoW for such Program or Quality Agreement (but for the avoidance of doubt Fujifilm shall be entitled to retain the samples set forth in the applicable sampling plan required to be retained at the Facility in accordance cGMP and shall not be obliged to submit all such samples to Atara and/or contract testing laboratories).

4.12

During the Term, and in accordance with the Quality Agreement and Fujifilm’s then current person-in-plant SOP for the Facility, Fujifilm will permit Atara or its duly authorized representatives to oversee the performance of the Fujifilm Services related to and including cGMP manufacture of Product at the Facility, including the manufacturing of any Batch; provided, that, Atara will (a) use only common areas and those areas of the Facility where the Fujifilm Services are performed and (b) will not enter or attempt to access any areas indicated by Fujifilm as accessible to authorized personnel only.  Notwithstanding the foregoing, during the [***] the Term, Fujifilm agrees to permit up to [***] Atara representatives to be at the Facility to observe up to two different Processes (or parts of a Process), for up to [***], unless otherwise agreed by Fujifilm.  Atara will and will cause its duly authorized representatives to comply with the Fujifilm’s reasonable instructions and/or monitoring policies (as the same may be amended from time to time) at all times any Atara representatives are in the Facility.

4.13

In the event of Product recalls (as determined in accordance with the Quality Agreement), Fujifilm and Atara shall reasonably cooperate to enable Atara to complete the recall and shall thereafter [***].  The costs and expenses of conducting any recall shall be treated as follows:

(a)

If any Product is recalled solely as a result of the supply by Fujifilm of Product that was not manufactured in compliance with the terms of this Agreement or the Quality Agreement or of Fujifilm’s negligence, Gross Negligence or Willful Misconduct, [***]. [***].  If Atara and/or its Affiliates elect to utilize a Third Party to conduct a recall, Atara shall notify Fujifilm of such intent and take into account Fujifilm’s comments and suggestions regarding such Third Party in good faith.  Upon selection of a Third Party by Atara Fujifilm will work with and reasonably cooperate with such Third Party as directed by Atara.

(b)	If each party has contributed to the cause of a recall, [***].
(c)	All recalls of Product other than those described in clauses (a) or (b) above shall [***]. Fujifilm will work with and reasonably cooperate with Atara in accordance with the Quality Agreement and any Third Party assisting in the conduct of a recall, as designated and directed by Atara, at Atara’s sole cost.
4.14	During the Term, Atara may request, and Fujifilm shall provide, technology transfer services as contemplated and in accordance with clause 14.6.2(c).
5.	QUALITY AND REGULATORY MATTERS
5.1	Quality Agreement
5.1.1	The parties will execute the Quality Agreement on or prior to the Effective Date.
5.1.2	Atara acknowledges that Fujifilm shall not commence any cGMP activity under this Agreement until the Quality Agreement is executed by both parties.
5.2	Regulatory Assistance
5.2.1

Atara shall provide Fujifilm with a copy of the relevant Facility related sections of Module 3 of Atara’s Chemistry, Manufacturing and Controls section of any submission to a Regulatory Authority supporting Atara’s regulatory filing activities for the applicable Product or Process which relates to or contains information about the Process; the Facility (including Fujifilm equipment); and/or the Fujifilm Services (“CMC Section”) in accordance with the Quality Agreement. [***] Atara shall reasonably consider Fujifilm’s comments to a CMC Section in relation to any information regarding, or impacting, Fujifilm including any information regarding the Process, equipment, controls and analytics or any information provided to Atara by Fujifilm related to or in accordance with the Quality Agreement.  In the event the CMC Section materially impacts the Fujifilm Services in a SoW, the parties shall discuss in good faith and mutually agree to a Change to such SoW and any Delay arising as a result of such impact shall be deemed to be an Atara Delay.

5.2.2

During a Program, Atara may request assistance from Fujifilm in respect of the CMC Section. Such assistance will be documented in a Scope of Work together with the Charges payable for such assistance. However, no advice or assistance given by Fujifilm shall be deemed to be or construed as a guarantee that a Product will receive regulatory approval.

5.2.3

Fujifilm will provide one electronic (PDF) copy of any documents which may be reasonably required by Atara in support of its regulatory filing activities within [***] of Atara’s request (email being sufficient). If Atara requires copies of the laboratory notebooks, provision of these will be subject to discussion and agreement by the parties and agreement of an additional fee associated with copying.

5.2.4
(a)	Atara shall have the exclusive right and responsibility for determining regulatory strategy, decisions and actions relating to each Program and each Product, including any Regulatory Application.
(b)	Fujifilm shall have the exclusive right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to:

1.	the Facility (including in particular utilities and equipment);
2.	Fujifilm’s quality systems, policies and internal procedures;
3.	any requirement imposed on Fujifilm by a Regulatory Authority; or
4.	any other commitments to Third Party customers made by Fujifilm after the Effective Date,

(each a “Fujifilm Regulatory Responsibility”).

5.2.5

Atara acknowledges and agrees that the Fujifilm Quality Assurance team reserves the right to conduct the Fujifilm Disposition of the Product to Atara in accordance with the Quality Agreement. Fujifilm acknowledges and agrees that the Atara Quality Assurance team reserves the right to perform the Atara Release of the Product in accordance with its quality management systems.

5.2.6

In the event Atara makes any change to its regulatory filings, including any Regulatory Application(s), which may have an impact on any Fujifilm Regulatory Responsibility or Fujifilm’s performance of its obligations under this Agreement, Atara shall provide Fujifilm an opportunity to review and comment on such changes by providing Fujifilm [***] prior written notice together with a copy of such changes. Atara shall reasonably consider Fujifilm’s comments to such changes to the CMC Section of its regulatory filings to the Regulatory Authorities in relation to any information regarding, or impacting, Fujifilm including any information regarding the Process, equipment, controls and analytics or any information provided to Atara by Fujifilm related to or in accordance with the Quality Agreement.  In the event such changes to the CMC Section materially impacts the Fujifilm Services in a SoW, the parties shall discuss in good faith and mutually agree to a Change to such SoW and any Delay arising as a result of such impact shall be deemed to be an Atara Delay.

6.	CONFORMING BATCHES AND NON-CONFORMING BATCHES
6.1	Each cGMP Batch will be determined to be a Conforming Batch or a Non-Conforming Batch in accordance with the Quality Agreement.
6.2

As set forth in the applicable Scope of Work, each cGMP Batch of Product will be sampled and tested by Fujifilm, a Permitted Subcontractor, or its Affiliates, including conducting stability testing as per the provisions of the Quality Agreement, against the Product Specification, and Fujifilm will review the documentation relating to the manufacture of the Batch and will assess if the manufacture has taken place in compliance with cGMP (if applicable) and the Process as summarized in the Certificate of Analysis.

6.3

If during cGMP manufacturing Fujifilm discovers any Deviation, Fujifilm will inform Atara in accordance with the reporting requirements set out in the Quality Agreement. For the avoidance of doubt, Atara acknowledges that the occurrence of a Deviation does not automatically mean that a Batch is a Non-Conforming Batch.

6.4	In respect of Conforming Batches, Fujifilm will complete Fujifilm Disposition, and issue to Atara a Certificate of Analysis, a Certificate of Compliance and a complete copy of Batch records and applicable analytical data (collectively, the “Batch Documentation”). The provisions of clauses 6.5 to 6.9 shall apply to Non-Conforming Batches only.
6.5

If a Batch is determined to be a Non-Conforming Batch (either during Fujifilm Disposition or Atara Release), then an investigation on such Non-Conforming Batch will be undertaken in accordance with the Quality Agreement and clauses 6.6 and 6.9 hereof (as applicable).

6.6

Within the period specified in the Quality Agreement after Atara´s receipt of the Batch Documentation (the “Product Acceptance Period”), Atara shall conduct the activities constituting the Atara Release to determine, by review of the Batch Documentation, whether or not Atara agrees that the given Batch is a Conforming Batch. Fujifilm will provide timely answers to information requests and resolution issues arising from Atara´s review of such Batch Documentation. If within the Product Acceptance Period Atara makes a reasonable determination that such Batch is a Non-Conforming Batch, Atara shall have the right to initiate the investigational process as set forth in the Quality Agreement with respect to that Batch and shall so notify Fujifilm in writing within the Product Acceptance Period. Such written notice shall specify, in sufficient detail, the manner in which Atara believes the Batch fails to conform to the Product Specification. If Atara does not submit written notice of initiation of the investigational process with respect to a given Batch within the Product Acceptance Period, such Batch will be deemed to have satisfied the Atara Release. Atara shall notify Fujifilm within [***] following discovery of any [***] Defect. If Atara notifies Fujifilm in writing that it has discovered a [***] Defect [***] of the relevant Batch, Atara shall provide all available data and documentation in its possession and control to Fujifilm to support its determination, and if Fujifilm discovers a [***] Defect in a Batch, it shall provide Atara all available documentation regarding such discovery and any other supporting data and documentation Atara may reasonably request.  If it is agreed by the parties (failure to agree triggering the process described in clause 6.9) that the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 4.1.1, then the remediation procedure set out in clause 6.8 shall be applied.

6.7

If a Batch is a Non-Conforming Batch and the cause of that Batch being a Non-Conforming Batch is not a failure by Fujifilm to comply with clause 4.1.1 then [***]. Any further work in relation to the Non-Conforming Batch (such as analysis of the Batch) or manufacture of a replacement cGMP Batch shall be carried out [***] to be agreed in writing by the parties in a Change.

6.8	If a Batch is a Non-Conforming Batch and the cause of the Batch being a Non-Conforming Batch is a failure by Fujifilm to comply with clause 4.1.1 then:
6.8.1	Fujifilm shall use Commercially Reasonable Efforts to manufacture a replacement cGMP Batch (“Replacement Batch”) as soon as is reasonably practicable [***]; and
6.8.2	if the Non-Conforming Batch is produced before the [***]:
(a)	the Pass Through Costs and Pass Through Services Cost relating to the Replacement Batch shall be payable by [***]; and
(b)	in the event a Replacement Batch which is a Conforming Batch cannot be produced within [***] of the original planned Delivery Date for such Batch then [***] shall apply.

6.8.3	If the the Non-Conforming Batch is produced after the [***]:
(a)	the Pass Through Costs and Pass Through Services Cost relating to the Replacement Batch shall be borne by [***]; and
(b)	in the event a Replacement Batch which is a Conforming Batch cannot be produced within [***] of the original planned Delivery Date for such Batch then [***] shall apply.
6.8.4

If Atara requests delivery of a Non-Conforming Batch, the parties shall agree in writing (in a Change) on fair consideration payable for that Non-Conforming Batch. Fujifilm agrees to deliver a Non-Conforming Batch to Atara on the express condition that it (i) will not be used for human or clinical trials; (ii) will be labeled as “Not for Human Use”; and (iii) is subject to Atara’s indemnity given under clause 10.10.4. Atara acknowledges and agrees that it shall use any material produced in a Non-Conforming Batch at its own risk.

6.9

If the parties cannot agree if a Batch is a Conforming Batch or a Non-Conforming Batch and/or if the cause of a Batch being a Non-Conforming Batch is not agreed by the parties, then this clause 6.9 shall apply:

6.9.1

the parties will first exhaust the investigation/resolution options set out in the Quality Agreement including reference to the MRB under the Quality Agreement and transparent disclosure of all applicable reports and analysis on which their respect opinion is based;

6.9.2

if the MRB is unable to resolve this matter then the documentation related to the applicable Batch will be reviewed by an independent cGMP consultant acceptable to both parties (acting reasonably). The result of such independent review will be binding for both parties solely for the purpose of determining whether the Batch is a Non-Conforming Batch and/or if a Non-Conforming Batch is caused by a failure by Fujifilm to comply with clause 4.1.1;

6.9.3

if the independent cGMP consultant finds that the Batch is not a Non-Conforming Batch or that the Non-Conforming Batch was not caused by a failure by Fujifilm to comply with clause 4.1.1, Atara will pay Fujifilm for the Batch in question in accordance with clause 6.7 plus the reasonable cost to Fujifilm of the investigation;

6.9.4

if the independent cGMP consultant finds that the Batch is a Non-Conforming Batch and that the Non-Conforming Batch is caused by a failure by Fujifilm to comply with clause 4.1.1, the remedial procedure set out in clause 6.8 will be applied; and

6.9.5

all fees and expenses of the independent cGMP consultant incurred in making such determination, will be paid by the party against whom the determination is made. If, however, the independent cGMP consultant cannot establish the root cause of the non-conformance, then [***].

7.	DELIVERY, TITLE, RISK, STORAGE AND INVENTORY
7.1	Delivery to Atara
7.1.1

Delivery by Fujifilm to Atara, or Atara’s designee, of any material in connection with a Program including any quantity of Product manufactured during the Program, any Process-Specific Equipment and return of any Atara Deliverables or any materials delivered to Fujifilm under a SoW (“Materials”) will be made Ex Works the Facility (Incoterms 2020) and clauses 7.1 to 7.4 shall apply to such Materials.  Fujifilm shall package the relevant Materials ready for shipment in accordance with Atara’s reasonable instructions and in accordance with the Quality Agreement and the relevant Scope of Works for AL&P (if applicable). Fujifilm shall provide all shipment documentation set forth in the Scope of Work and the Quality Agreement.

7.1.2

Delivery of Materials will occur on completion of Fujifilm Disposition and delivery to Atara of all Batch Documentation (the “Delivery Date”) at which point Fujifilm shall deliver all Materials ordered by Atara under this Agreement, into inventory (“Inventory”) at the Facility and the same shall be stored at the Facility whilst in Inventory in accordance with the applicable Material specifications and Quality Agreement. In no event will Fujifilm be required to store any Material in Inventory beyond the Term.  In the event of any early termination of this Agreement, the parties shall mutually agree on the final disposition (i.e. delivery or destruction) of any Materials remaining in Inventory prior to the effective date of such termination in accordance with Part 3 of Schedule 1.

7.1.3

Physical delivery of Materials to Atara (or its designee) out of Inventory will occur in accordance with an indicative delivery schedule which shall be agreed by the parties’ Program teams in advance. Unless otherwise expressly agreed by the parties in writing, Fujifilm will not make Product available for collection out of Inventory by Atara until both: (a) Fujifilm Disposition is complete; and (b) Atara’s quality assurance team has approved such Product for Atara Release in a written notice in accordance with clause 6.6. Materials for which a license is required under clause 11.3 will not be made available for collection by Atara until a license has been signed by the parties.

7.2	Risk and Title
7.2.1	Risk in Materials shall pass to Atara on the Delivery Date (save for risk in Process-Specific-Equipment in relation to which risk shall pass as set forth in Section 5.2 of Part 3 of Schedule 1.
7.2.2	Title to the Product shall pass to Atara on the Delivery Date.
7.3	Delivery to Fujifilm
7.3.1

Delivery of any materials which Atara is required to supply to Fujifilm pursuant to a SoW shall be delivered to Fujifilm DDP, the Facility (Incoterms 2020). Risk in those materials remains with Atara until delivered at the Facility subject to the limitations of liability set out in clause 10 and subject to any specific exemptions described in a SoW.

7.3.2	Atara will at all times retain title to and ownership of the Atara Deliverables, and the Atara-Supplied Consumables.

7.4	Inventory
7.4.1

Fujifilm will store the Consumables, Atara Deliverables, the Atara-Supplied Consumables, Products (including intermediates (PBMC, BLCL, vectors) of Product), Inventory, and any materials delivered to Fujifilm under a SoW and any work in process at each and every stage of the Process in accordance with cGMP and the Quality Agreement (in both cases if applicable).

7.4.2

Atara Deliverables, the Atara-Supplied Consumables, Product (including intermediates (PBMC, BLCL, vectors) of Product), Inventory, and any materials delivered to Fujifilm under clause a SoW and any work in process at each and every stage of the Process shall be stored in accordance with the Quality Agreement, the Facility’s segregation policies, and in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging to Fujifilm, or held by it for a third party’s account.

7.4.3

Fujifilm shall ensure that such Atara-Supplied Consumables, Atara Deliverables and Product (including intermediates (PBMC, BLCL, vectors) of Product)), Inventory, any materials delivered to Fujifilm under a SoW, and any work in process are free and clear of any liens or encumbrances. Fujifilm will at all times take such reasonable measures as are required to protect the Atara-Supplied Consumables, Atara Deliverables, Product (including intermediates (PBMC, BLCL, vectors) of Product)), Inventory, any materials delivered to Fujifilm under a SoW, and any work in process from loss, damage and theft at all stages of the Process.  Fujifilm will immediately notify Atara if at any time it believes any Product (including intermediates (PBMC, BLCL, vectors) of Product), Atara-Supplied Consumables, or Atara Deliverables, Inventory or any work in process have been damaged, lost or stolen.

7.4.4

During the term of this Agreement, Fujifilm shall provide to Atara real time inventory visibility for: (a) intermediates (PBMC, BLCL, vectors), components of Product; and (b) Product (Drug Product and Finished Drug Product).

8.	PRICE AND PAYMENT
8.1	Atara shall pay to Fujifilm:
8.1.1	the “Charges” being:
(a)	Processing Room Fees;
(b)	the fees for the Fujifilm Services as set out in the applicable Scope(s) of Work; and
8.1.2	the Pass Through Costs and Pass Through Services Costs;
8.2	Fujifilm may invoice Atara for the Charges in respect of each Program in accordance with the terms set out in the Scope of Work (as applicable) and Schedule 1.
8.3

Atara shall pay each undisputed invoice issued to it by Fujifilm within [***] of the date of invoice, in full and in cleared funds in USD by electronic transfer to the financial institution specified in the relevant invoice.

8.4	The Charges are exclusive of any Tax which may apply and which shall be payable by Atara to Fujifilm at the rate prescribed by law.
8.5

If there is a change in the rate of Tax payable or in the Tax treatment of some or all of the Fujifilm Services, Pass Through Related Services or the Product, including due to a change of law or practice or interpretation of the existing legislation or revised determination of a relevant tax legislation or tax practice, then the appropriate party, as required by applicable law shall be responsible for such Tax (for clarity, the foregoing does not relieve Atara of its responsibility for such Taxes on Consumables purchases by Fujifilm under this Agreement or Pass Through Related Services that will be passed through to Atara pursuant to the terms of this Agreement) which becomes due on that supply and any fees and/or interest which is being levied in relation to the outstanding sums and/or non-payment.

The responsible party, as required by applicable law, shall: be responsible for the collection, remittance and payment of any or all Taxes, in respect of the purchase, importation, exportation, sale or other distribution of any materials delivered to Atara by Fujifilm in connection with a Program

8.5.1	Atara shall:
8.5.2	be responsible for payment of Taxes on purchases by Atara of Fujifilm Services, the purchase of Consumables under this Agreement and Pass Through Related Services from Fujifilm; and
8.5.3	make all payments under this Agreement without withholding or deduction of, or in respect of, any Tax unless required by law.

8.6

The parties shall exercise their reasonable efforts to ensure that any withholding Taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty and shall cooperate in filing any forms required for such reduction. Each party shall cooperate with the other and furnish the other party with appropriate documents, including Tax documentation, to secure application of the most favorable rate of withholding Tax under Applicable Law (or exemption from such withholding tax payments, as applicable).

8.7	Without prejudice to any other right or remedy that it may have, if Atara fails to pay any undisputed Charges, in whole or in part, to Fujifilm on the due date for payment:
8.7.1

Atara shall pay interest on the overdue amount at the rate of [***] or, if lower, the maximum applicable legal rate. Such interest shall be payable in respect of the period from the due date until actual payment of the overdue amount (whether before or after judgment) in accordance with clause 8.3; and

8.7.2

(except where Atara has complied with its obligations in clause 8.9 below) Fujifilm will notify Atara in writing that it has not paid undisputed Charges on the due date for payment. On expiry of the [***] following such written notice, Fujifilm may issue a second written notice stating that it will immediately suspend work on the Program in respect of which payment is overdue if payment is not made within [***] of such second written notice. If payment has not been made within such [***] period Fujifilm may suspend such work without further notice until the undisputed payment in such notices has been made in full.

8.8	If Atara disputes the payment of any Charges or a part of them, Atara shall:

8.8.1

notify Fujifilm of the disputed amount including giving reasonable details of the dispute as soon as reasonably practicable after receipt of the invoice but in any event within [***] of receipt of such invoice; and

8.8.2	pay the amount of Charges not in dispute in accordance with clause 8.3,

and the dispute shall be dealt with under the dispute resolution process set out in clause 16.

8.9

A party shall not be entitled to withhold, set off or reduce payment of any amounts payable under this Agreement to the other party by any amounts which it claims are owed to it by such other party under this Agreement or any other agreement.

9.	WARRANTIES
9.1	Fujifilm represents and warrants to Atara that:
9.1.1

It has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement.

9.1.2

The execution and delivery of this Agreement by Fujifilm has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Fujifilm, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

9.1.3	Each Program will be performed, in all material respects, [***] by individuals who are [***].
9.1.4

It and its Affiliates [***] shall perform the Fujifilm Services and carry out each Program, or parts of each Program, in accordance with [***] and it (i) shall [***]; (ii) shall store  Product and Inventory [***]; and (iii) [***]. The warranties set forth in this clause 9.1.4 shall not apply to any Materials that Atara or a Third Party had misused, neglected, improperly handled, altered, abused or used for any purpose other than the one for which it was manufactured or other conditions beyond the control of Fujifilm or its agents.

9.1.5	Unencumbered title to all Product (other than encumbrances not caused by Fujifilm, its Affiliates, or its permitted subcontractors) will be conveyed to Atara upon delivery.
9.1.6

It and its Affiliates have obtained, and shall maintain all requisite material licenses, authorizations and approvals required by federal, state or local government authorities, including the FDA and any other applicable Regulatory Authority, to provide the Fujifilm Services in accordance with this Agreement, and (ii) to its knowledge, there are no pending or uncorrected citations or adverse conditions noted in any inspection of the Facility, which would cause Product to be misbranded or adulterated within the meaning of the U.S. Food, Drug & Cosmetics Act, or other applicable laws.

9.1.7	To the best of its knowledge: Fujifilm, its Affiliates and subcontractors involved in the manufacture, processing or handling of Product, and each of their respective officers and directors, as applicable, and any person used by Fujifilm or its subcontractors involved in the manufacture, processing or handling of Product under this Agreement: (a) have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C.  § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C.  1320a-7b(0); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action.  Fujifilm will notify Atara promptly upon becoming aware if Fujifilm, its subcontractors involved in the manufacture, processing or handling of Product, or any person involved in the manufacture, processing or handling of Product under this Agreement, or any of their respective officers or directors, as applicable, is so debarred, ineligible, disqualified or convicted.

9.2	Atara represents and warrants to Fujifilm that:
9.2.1

it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

9.2.2

the execution and delivery of this Agreement by Atara has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of Atara, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

9.2.3

it will not use, sell, market, promote, advertise, vend, trade, offer, or commercialize Product into any regulatory jurisdiction unless and until it receives the necessary (i) Product approvals from the applicable Regulatory Authority; (ii) express written permission from the applicable Regulatory Authority prior to receipt of Product approvals; or (iii) unless otherwise permitted under Applicable Law prior to receipt of Product approvals in a jurisdiction; and

9.2.4

to the best of its knowledge: Atara, its subcontractors involved in the manufacture, processing or handling of Product, and each of their respective officers and directors, as applicable, and any person used by Fujifilm or its subcontractors involved in the manufacture, processing or handling of Product under this Agreement: (a) have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C.  § 335a; (b) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C.  1320a-7b(0); (c) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (d) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action.  Fujifilm will notify Atara promptly upon becoming aware if Fujifilm, its subcontractors involved in the manufacture, processing or handling of Product, or any person involved in the manufacture, processing or handling of Product under this Agreement, or any of their respective officers or directors, as applicable, is so debarred, ineligible, disqualified or convicted.
10.	INDEMNIFICATION & LIMITATION OF LIABILITY
10.1

Nothing in this Agreement limits or excludes the liability of any party to the other for any liability that is not permitted to be limited or excluded by law and clauses 10.2 to 10.8 are expressly agreed to be subject to this clause 10.1.

10.2	SUBJECT TO THE APPLICABLE PROVISIONS OF THIS CLAUSE 10 AND EXCEPT IN RESPECT OF THE FOLLOWING PROVISIONS/OBLIGATIONS [***] DUE IN ACCORDANCE WITH THIS AGREEMENT AND THE APPLICABLE SCOPE OF WORK:
10.2.1	WITH RESPECT TO ATARA’S [***]; AND
10.2.2	IN RESPECT OF ANY AND ALL [***].
10.3

SUBJECT TO THE APPLICABLE PROVISIONS OF THIS CLAUSE 10 AND EXCEPT IN RESPECT OF THE FOLLOWING PROVISIONS/OBLIGATIONS [***] FUJIFILM’S TOTAL LIABILITY, WHETHER OR NOT ARISING, IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), MISREPRESENTATION, RESTITUTION OR OTHERWISE ARISING UNDER THIS AGREEMENT, A SCOPE OF WORK OR IN CONNECTION WITH THE PERFORMANCE OR CONTEMPLATED PERFORMANCE OF THIS AGREEMENT OR A SCOPE OF WORK SHALL IN ALL CIRCUMSTANCES BE LIMITED AS FOLLOWS:

10.3.1	EXCEPT AS SET FORTH IN CLAUSE 10.3.3 BELOW, [***]; AND
10.3.2	EXCEPT AS SET FORTH IN CLAUSE 10.3.3 BELOW, AND NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN CLAUSE 10.3[***]; AND
10.3.3	IN RESPECT OF ANY AND ALL LIABILITY ARISING UNDER OR IN CONNECTION WITH [***]; AND
10.3.4	IN RESPECT OF ANY AND ALL LIABILITY RELATING TO THIS AGREEMENT (INCLUDING UNDER ALL SCOPE OF WORKS MADE HEREUNDER), FUJIFILM’S TOTAL AGGREGATE LIABILITY TO ATARA SHALL BE LIMITED [***].
10.4

EXCEPT IN RESPECT OF THE FOLLOWING PROVISIONS/OBLIGATIONS WHICH SHALL REMAIN UNCAPPED: (I) OF BREACH BY EITHER PARTY OF CLAUSES 11 OR 12; (II) LIABILITY ARISING UNDER CLAUSES 10.9.3 AND 10.10.5, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR OTHERWISE, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR: LOSS OF PROFIT; LOSS OF BUSINESS; DEPLETION OF GOODWILL; LOSS OF ANTICIPATED SAVINGS; LOSS OR CORRUPTION OF DATA OR INFORMATION; OR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PURE ECONOMIC LOSS, COSTS, DAMAGES, CHARGES OR EXPENSES.

10.5	Liability for Non-Conforming Batches:
10.5.1	THE PROVISIONS OF CLAUSE 6 SHALL APPLY TO NON-CONFORMING BATCHES AND FUJIFILM SHALL HAVE NO LIABILITY IN RESPECT OF NON-CONFORMING BATCHES

EXCEPT TO COMPLY WITH CLAUSE 6 INCLUDING UNDER CLAUSE 9.1.4 (PRODUCT WARRANTY).
10.5.2

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER (WHETHER AS TO COMPLIANCE WITH CGMP OR OTHERWISE) IN RESPECT OF NON-CONFORMING BATCHES DELIVERED TO ATARA PURSUANT TO CLAUSE 6, OR THE USE BY ATARA OF SUCH NON-CONFORMING BATCHES.

10.5.3

Atara uses any material produced in a Non-Conforming Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which Atara proposes to use such materials.

10.6	Disclaimer and Liability for Demonstration and Engineering Batches
10.6.1

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER IN RESPECT OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY ATARA OF A DEMONSTRATION BATCH OR A DEMONSTRATION BATCH.

10.6.2	[***], FUJIFILM SHALL HAVE NO LIABILITY TO ATARA IN CONNECTION WITH DEMONSTRATION BATCHES OR ENGINEERING BATCHES OR THE USE BY ATARA OF THE DEMONSTRATION BATCHES OR ENGINEERING BATCHES.
10.6.3

Atara uses any material produced in a Demonstration Batch or Engineering Batch at its own risk and shall undertake such tests as are necessary in order to satisfy itself that such materials are fit for the purposes for which Atara proposes to use such materials. Atara expressly agrees that Product produced pursuant to a Demonstration Batch or Engineering Batch is not suitable, and will not be used, for human consumption or use or in clinic trials.

10.7

FUJIFILM GIVES NO, AND DISCLAIMS ANY, WARRANTIES, UNDERTAKINGS OR SIMILAR TERMS WHATSOEVER IN RESPECT OF ANY ADVICE OR ASSISTANCE GIVEN BY FUJIFILM IN CONNECTION WITH THE USE OF THE PRODUCT IN OR AS A PRODUCT (INCLUDING ADVICE OR ASSISTANCE RELATED TO ANY REGULATORY APPROVAL).

10.8

ALL WARRANTIES, CONDITIONS AND OTHER TERMS, EXPRESS (OTHER THAN THOSE SET OUT IN THIS AGREEMENT) OR IMPLIED, STATUTORY, CUSTOMARY OR OTHERWISE WHICH BUT FOR THIS CLAUSE 10 WOULD OR MIGHT SUBSIST IN FAVOR OF ATARA, ARE (TO THE FULLEST EXTENT PERMITTED BY LAW) EXCLUDED FROM THIS AGREEMENT INCLUDING, IN PARTICULAR, ANY IMPLIED WARRANTIES RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NON-INFRINGEMENT.

10.9

Fujifilm shall Indemnify Atara, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors and permitted assigns (collectively “Atara Indemnitees”), from any and all third-party claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees (collectively “Claims”), which directly arise out of or relate to:

10.9.1	[***];
10.9.2	[***];

10.9.3

Fujifilm’s use of Fujifilm’s Background IP or Fujifilm Foreground IP in performing a Program infringes a third party’s Intellectual Property Rights, except to the extent Atara is liable under clause 10.10.5;

in each case, except to the extent Atara is liable under clause 10.10 and expressly subject to clauses 10.3 and 10.4.

10.10

Atara shall Indemnify Fujifilm, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors and permitted assigns (collectively “Fujifilm Indemnitees”), harmless from any and all Claims which directly arise out of or relate to:

10.10.1	[***];
10.10.2	[***];
10.10.3	use or resale of Product manufactured or delivered hereunder by or on behalf of Atara or its Affiliates [***];
10.10.4	use of Non-Conforming Batches delivered to Atara at its request pursuant to clause 6;
10.10.5

Fujifilm’s use of Atara Deliverables (except to the extent manufactured by Fujifilm) or Atara’s Intellectual Property Rights, in each case, in accordance Atara’s written instructions and with this Agreement; and

10.10.6	use of Demonstration Batches or Engineering Batches delivered to Atara hereunder;

in each case, except to the extent Fujifilm is liable under clause 10.9 and expressly subject to clauses 10.2 and 10.4.

10.11

No Claims incurred pursuant to the Quality Agreement may be made under the Quality Agreement by either party. Accordingly, performance of the Quality Agreement shall be deemed to be performance under this Agreement and as such any breach of the Quality Agreement shall be deemed to be a breach of this Agreement and all Claims shall be construed and limited in accordance with this Agreement.

10.12	Each party agrees to take all reasonable steps to mitigate any Liabilities that it may seek to claim from the other under or in connection with this Agreement including pursuant to any indemnity.
10.13

If a party is entitled to benefit from an indemnity (the “Indemnified Party”) from the other party (the “Indemnifying Party”) in accordance with this Agreement (an “Indemnity Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the Indemnity Claim (providing all necessary details) and the Indemnifying Party shall at its own expense conduct all negotiations and any litigation arising in connection with the Indemnity Claim provided always that:

10.13.1

the Indemnifying Party shall consult the Indemnified Party on all substantive issues which arise during the conduct of such litigation and negotiations and shall take due and proper account of the interests of the Indemnified Party;

10.13.2

the Indemnifying Party shall not settle or compromise the Indemnity Claim without the Indemnified Party's prior written consent (not to be unreasonably withheld, conditioned or delayed) and shall ensure that any settlement or compromise does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party;
10.13.3

the Indemnified Party shall not make any admissions or admit liability in relation to the Indemnity Claim or otherwise settle any Indemnity Claim without the written agreement of the Indemnifying Party; and

10.13.4

the Indemnified Party shall fully cooperate and assist the Indemnifying Party, at the Indemnifying Party’s cost and expense (such expenses incurred by Indemnified Party to be reasonable, customary and documented), in relation to the Indemnity Claim (without limiting the extent of the indemnity).

10.14

Without prejudice to (i) the foregoing provisions of this clause 10 and (ii) a party’s ability to self-insure (provided it has adequate financial means to do so): each party shall maintain adequate insurance with a reputable company to ensure that it can meet its liabilities under this Agreement.

11.	INTELLECTUAL PROPERTY
11.1	Subject to the limited licenses of clauses 11.2 and 11.3, neither party shall acquire any right, title or interest in the other party’s Background IP.
11.2

During the Term, Atara grants to Fujifilm a royalty-free, non-exclusive, non-sublicensable, non-transferable, license to use Atara’s Background IP and Atara Foreground IP for the sole and exclusive purpose of performance of each Program at the Facility (or such other facility agreed to in writing by Atara). Atara warrants that, to Atara’s knowledge, the use by Fujifilm (or its Authorized Third Parties) of Atara’s Background IP or Atara Foreground IP in accordance with this clause 11.2 does not violate any Intellectual Property Rights of any third party and it will notify Fujifilm in writing should it become aware of any claims asserting such violation.  For the avoidance of doubt, Atara Background IP and Atara Foreground IP are the sole Confidential Information of Atara and Fujifilm shall keep Atara Background IP and Atara Foreground IP confidential and exercise the same degree of care and safeguards with respect to Atara Background IP and Atara Foreground IP as used to protect Fujifilm Background IP, Fujifilm Foreground IP and Fujifilm Expression Technology, but, in any event, no less than a reasonable degree of care.

11.3

Fujifilm shall not use any Fujifilm Expression Technology in the manufacture of Product or deliver any materials (including any cell bank or cell paste) unless and until a license is granted to Atara in writing on terms to be agreed under the relevant Fujifilm Expression Technology.  [***].

11.4	All title to and all rights and interest in any Atara Foreground IP shall vest in Atara. [***]
11.5	All title to and all rights and interest in any Fujifilm Foreground IP shall vest in Fujifilm. [***].
11.6

If requested to do so by the other party, each party shall at the expense of the requesting party execute all documents and do all such further acts as the requesting party may reasonably require to perfect the assignment under clause 11.4 or 11.5.

11.7

Fujifilm grants to Atara a royalty free, non-exclusive, perpetual, irrevocable worldwide license that is transferable and sublicensable under the Fujifilm Foreground IP for the exclusive purpose of developing, manufacturing, have manufactured, distributing, transporting, storing, offering for sale, selling, using and otherwise disposing of the Product.  Fujifilm represents and warrants to Atara that, to Fujifilm’s knowledge, such use of the Fujifilm Foreground IP does not violate any Intellectual Property Rights of any third party and it will notify Atara in writing should it become aware of any claims asserting such violation.

11.8

Fujifilm represents and warrants to Atara that, to Fujifilm’s knowledge, the performance of the Fujifilm Services and the Process will not violate any patent, trade secret or other proprietary or intellectual property rights of any third party and it will notify Atara in writing should it become aware of any claims asserting such violation.  For clarity, Fujifilm makes no representations or warranties about the intellectual property status of any Atara Background IP or its use in connection with the Fujifilm Services or the Process.

11.9

If Atara elects to manufacture Product, or to have Product manufactured by a third party, then Fujifilm will provide to Atara or, subject to the execution of an appropriate confidentiality agreement, Atara’s designee, all necessary manufacturing know-how, information, including documentation, technical assistance, materials and cooperation by appropriate employees of Fujifilm as Atara or its designee may reasonably require in order to manufacture Product.  Atara will compensate Fujifilm for such assistance.

12.	CONFIDENTIALITY
12.1	Each party (the “Receiving Party”) receiving Confidential Information of the other party agrees with the other party (the “Disclosing Party”):
12.1.1

to keep the Disclosing Party’s Confidential Information confidential and exercise the same degree of care and safeguards with respect to such Confidential Information as used to maintain the confidentiality of the Receiving Party’s own information of like character, but, in any event, no less than a reasonable degree of care;

12.1.2	not to access or use the Disclosing Party’s Confidential Information save for the purposes of:
(a)	complying with its obligations and exercising its rights under this Agreement and each SoW.
12.1.3	not to disclose the Disclosing Party’s Confidential Information other than to the Receiving Party’s:
(a)

Affiliates that need to know the Confidential Information for the purpose of assisting such Receiving Party in performing its obligations under this Agreement or a SoW and are bound in writing to obligations of confidentiality at least as restrictive as the terms of this clause 12;

(b)

officers and employees that need to know the Confidential Information for the purpose of assisting such Receiving Party in performing its obligations under this Agreement or a SoW and are bound in writing to obligations of confidentiality at least as restrictive as the terms of this clause 12;

(c)

contractors and sub-contractors, professional advisers, consultants and agents who are engaged to advise the Receiving Party in connection with a Program or this Agreement and who have a bone fide need to know that Confidential Information to provide the contracted services and are bound in writing to obligations of confidentiality at least as restrictive as the terms of this clause 12; and
(d)	solely where Atara is the Receiving Party, pursuant to clause 12.7;

the “Authorized Third Parties”.

The obligations of each party relating to the other party’s Confidential Information shall expire [***] after termination of this Agreement, provided that such obligations shall survive in perpetuity with respect to all trade secrets of a party so long as such party continues to protect such trade secrets as such. The disclosure of Confidential Information shall not constitute the grant of any license or any other rights, or generate any business arrangements, unless specifically set forth herein or in another writing.

12.2

The parties acknowledge and agree that the Disclosing Party may disclose its Confidential Information directly to the Receiving Party’s Authorized Third Parties and that such disclosure shall be governed by this clause 12. The Receiving Party shall procure that each of its Authorized Third Parties keeps the Disclosing Party’s Confidential Information confidential in accordance with this clause 12 and shall remain primarily liable to the Disclosing Party for any act or omission of any of its Authorized Third Parties.

12.3	The Receiving Party shall within [***] of receipt of the Disclosing Party’s written request (including after termination of this Agreement and any SoW):
12.3.1	deliver up to the Disclosing Party all items and copies of all or any Confidential Information of the Disclosing Party;
12.3.2

expunge and/or make irretrievable all Confidential Information of the Disclosing Party from any computer or other similar device in which it is stored and, if further requested, certify in writing signed by an authorized representative that it has done the same (provided that this clause 12.3.2 shall not apply to automatically archived electronic files or electronic back-ups made in the ordinary course of business, on secured central servers, which cannot reasonably be deleted and such electronic files shall be retained subject to the obligations of confidence set out in this clause 12); and

12.3.3

destroy all hard copies of notes, analyses or memoranda containing the Disclosing Party’s Confidential Information (and, if further requested, certify in writing signed by an authorized representative that it has done the same)

provided that the Receiving Party shall be entitled to retain copies of the Confidential Information to enable it to monitor its obligations under this Agreement or which is required to be maintained by Applicable Laws or a Regulatory Authority subject always to the obligations of confidence under this Agreement.

12.4	Confidential Information shall not include information which:
12.4.1

is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Receiving Party or its Authorized Third Parties in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);

12.4.2	was available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party;
12.4.3

was, is, or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not under any confidentiality obligation in respect of that information;

12.4.4	was lawfully in the possession of the Receiving Party before the information was disclosed by the Disclosing Party;
12.4.5

is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party without use of, reference to, or reliance upon the Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; or

12.4.6	the Disclosing Party and the Receiving Party agree in writing is not confidential.
12.5

The Receiving Party may disclose Confidential Information of the Disclosing Party when required by any governmental authority or agency in compliance with any federal, state and/or local laws and/or regulations, or pursuant to an order of a court of competent jurisdiction, but then only to the extent of such required disclosure and save that the Receiving Party shall, to the extent it is lawful to do so, give prompt notice to the Disclosing Party of any such potential disclosure and reasonably cooperates with Disclosing Party to allow the Disclosing Party a reasonable opportunity to seek a protective order or otherwise limit such disclosure.

12.6

Nothing in this clause 12 shall prevent a party from promptly making all disclosures and filings with government authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of and the performance thereof the transactions contemplated hereby, including, without limitation, disclosures required by the rules and regulations of the Securities Exchange Commission (“SEC”), other government authority, or applicable stock exchange, provided that except where prohibited by Applicable Law or exigent circumstances, the Receiving Party takes reasonable efforts to provide the Disclosing Party at least [***] prior written notice of such disclosure (and the right to review and comment on the proposed disclosure), and discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose in the reasonable opinion of the Receiving Party’s legal counsel opinion.  To the extent that this Agreement may need to be filed by Atara with the SEC, Atara shall, prior to making any such filing with the SEC, provide Fujifilm and its counsel with a proposed redacted version of this Agreement which it intends to file with the SEC and to give due consideration to any comments provided by Fujifilm or its counsel and use reasonable efforts to obtain confidential treatment for such required disclosure.  Following filing of the Agreement with the SEC, Atara may describe or refer to portions of the Agreement for which confidential information is not obtained from the SEC without the prior review or approval of Fujifilm.

12.7

In addition its rights under clauses 12.1.2 and 12.1.3, Atara may use and disclose Confidential Information of Fujifilm to the extent necessary in communications with existing or prospective Atara’s investors, sources of finance, acquirers, collaboration partners, sub-licensees and commercial partners provided that: (a) such recipients are under obligations of confidentiality obligations at least as restrictive as the terms of this clause 12; (b) none of the financial terms of the Agreement, a SoW or any proposals are disclosed to any such investor, sources of finance, acquirer, collaboration partner, sublicensee or commercial partner that is a

Competitor without the prior written consent of Fujifilm, which shall not be unreasonably withheld, conditioned, or delayed; (c) no disclosures are made to contract development and/or manufacturing organizations in the biopharmaceutical industry without Fujifilm’s prior written consent; and (d) such recipients are treated as Authorized Third Parties for the purposes of clause 12.2.

12.8

Each Party agrees that a breach of this clause 12 may result in irreparable harm to the Disclosing Party. In seeking enforcement of any of the other party’s obligations under this clause 12, the Disclosing Party shall therefore be entitled to seek injunctive and other equitable relief to prevent or restrain the breach of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting the Disclosing Party from pursuing any other remedies that may be available to it, whether at law or in equity.

12.9

To the extent that any Confidential Information may include materials subject to the attorney-client privilege, no party is waiving, and no party will be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to any other party, its Affiliates or their respective representatives, regardless of whether the Disclosing Party has asserted or is or may be entitled to assert such privileges and protections. In furtherance of the foregoing, no party nor its Affiliates shall claim or contend, in any action involving any party, that any other party waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material (whether or not disclosed to any other party or its Affiliates) due to any party’s disclosure of Confidential Information (including Confidential Information related to pending or threatened litigation) to any other party, its Affiliates or their respective representatives.

13.	CHANGE
13.1

Subject to clause 13.2, if a party wishes to change (“Change”) any aspect of this Agreement or any Scope of Work (including if additional or different work is requested or required such as the production of a different number of Batches or if such work is required to be carried out at a different time or if actual circumstances differ from the assumptions set out in a Scope of Work (including if such assumptions cannot be met at all or in a timely fashion)) then the parties shall mutually agree upon the terms of the Change and the Change shall not be effective until the applicable Change document) is signed by each party. Fujifilm will use reasonable efforts to prepare a draft Change within [***] of agreeing with Atara the need for a Change.

13.2

In the event that there is a change to Applicable Law which comes into effect after the Effective Date that adversely affects, or is reasonably likely to adversely affect, production of Product by the Process when conducted in accordance with Fujifilm’s standard operating procedures or methods, and within the declared constraints of the Facility, then the parties will enter into a mutually agreed upon Change to accommodate that change of Applicable Law; the cost of which shall be allocated as follows:

13.2.1	if the change to Applicable Law specifically relates to the Product or Process, then Atara will be liable for the costs of the Change; and
13.2.2

if the change to Applicable Law relates to the Facility as it is operated by Fujifilm across its customer base or the general manufacturing activities carried out by Fujifilm at the Facility, then Fujifilm will be liable for the costs of the Change; and

13.2.3	if the change to Applicable Law does not fall within either of clauses 13.2.1 or 13.2.2, the parties will discuss and agree on how those costs will be borne in the Change.
14.	DELAY, CANCELLATION, TERMINATION AND CONSEQUENCES
14.1	Delay:
14.1.1	[***].
14.1.2	[***].
14.1.3	[***].
14.2	Termination for Cause
14.2.1	Fujifilm or Atara shall be entitled to terminate this Agreement (and all Scope of Works made under it, together with any Orders made under the applicable Scope of Work(s)) in its entirety:
(a)

in the case of Fujifilm as the terminating party, and without prejudice to Fujifilm’s right to suspend performance under clause 8.8.2: if Atara fails to pay any undisputed amounts when due and payable to Fujifilm hereunder, and fails to make such undisputed payment with interest as calculated pursuant to clause 8.8.1, within [***] after receiving written notice of such payment failure from Fujifilm (provided such notice shall be sent only once the payment at issue becomes delinquent), Fujifilm shall provide Atara with a second written notice and if Atara continues to fail to make such undisputed payment with interest as calculated pursuant to clause 8.8.1, within [***] after receiving such second notice, Fujifilm may terminate immediately upon giving written notice to Atara;

(b)

if the other party commits a material breach of its obligations or its representations and warranties under this Agreement (other than Atara’s failure to make payment), and fails to start to diligently resolve issues caused by the breach within [***] after receipt of notice giving reasonable particulars of the breach and requiring it to be remedied (including the implementation of a resolution plan) with ultimate resolution of those issues caused by the breach within [***] of receipt of the original notice, such party may terminate this Agreement immediately upon written notice to the breaching party, provided, however, that such cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 16. For the avoidance of doubt, a party’s Gross Negligence and/or Willful Misconduct shall be deemed a material breach of this Agreement by such party if the terminating party so elects;

(c)

if the other party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction; or
(d)

upon [***] prior written notice, if the other party or the person controlling the other party has a change in control and the new controlling entity is reasonably considered by the party giving notice either, (i) in the case of Fujifilm giving notice only, to be its Competitor or (ii) in the case of either party giving notice, not to have reasonable financial creditworthiness.  For the avoidance of doubt, any new controlling entity with a market capitalization of greater than [***]as of the effective date of any such change in control shall be deemed to have “reasonable financial creditworthiness”.

14.2.2

If a party commits a material breach of a Scope of Work, the non-breaching party may give written notice to the other party, giving reasonable particulars of the breach and requiring it to be remedied. If the breaching party fails to start to diligently  resolve issues caused by the breach within [***] after receipt of notice (including the implementation of a resolution plan) with ultimate resolution of those issues caused by the breach within [***] of receipt of the original notice, then the non-breaching party shall have the right, in its sole discretion, to immediately terminate that Scope of Work (provided, however, that the cure period shall be suspended during any time that a party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 16).

14.3	Termination by Atara for Convenience
14.3.1	Atara may terminate this Agreement in its entirety for convenience upon giving Fujifilm [***] written notice in which case clause 14.4.1 shall apply.
14.3.2	Atara may terminate or cancel a Scope of Work in its entirety for convenience by giving not less than [***] written notice to Fujifilm in which case clause 14.4.2 shall apply.
14.3.3	Atara may terminate or cancel or one or more Stages of a Scope of Work for convenience by giving not less than [***] written notice to Fujifilm in which case clause 14.4.2 shall apply.
14.4	Financial Consequences of Termination
14.4.1

If Fujifilm terminates this Agreement in its entirety under clauses 14.2.1(a) or 14.2.1(b), or if Atara terminates this Agreement in its entirety under clause 14.3.1 (both such termination events being known as an “Atara Led Termination”) then the following sums shall become due and payable in full within [***] of receipt of an invoice from Fujifilm (invoiced in accordance with the terms of this Agreement) relating to the same (for the avoidance of doubt there is no requirement to raise a new invoice for any sums for which an invoice has already been raised which shall remain payable under the terms of those invoices):

(a)	The Charges that are due for the Fujifilm Services that have been performed;
(b)	any amount of the [***] (which shall take into account monies due under clause 14.4.1(a); and

(c)

unpaid Pass Through Costs and Pass Through Services Costs (including any Pass Through Costs and Pass Through Services Costs which Fujifilm has already incurred or has committed to later incur under a non-cancellable order and unrecoverable costs and expenses not yet invoiced to Atara).

14.4.2

If Atara terminates a Scope of Work in its entirety or one or more Stages of a SoW for convenience under clause 14.3.2 or 14.3.3. Atara shall pay Fujifilm the Charges that are due for the Fujifilm Services that have been performed as of the date of such partial termination and any unpaid Pass Through Costs and Pass Through Services Costs (including any Pass Through Costs and Pass Through Services Costs which Fujifilm has already incurred or has committed to later incur under a non-cancellable order and unrecoverable costs and expenses not yet invoiced to Atara, in the case of each of the foregoing, as of the date of such partial termination) within [***] of receipt of an invoice from Fujifilm relating to the same (for the avoidance of doubt there is no requirement to raise a new invoice for any sums for which an invoice has already been raised).

14.4.3

In the event that any termination event other than those described in clauses 14.4.1 and 14.4.2 occurs, then the following sums shall become due and payable in full within [***] of receipt of an invoice from Fujifilm relating to the same (for the avoidance of doubt there is no requirement to raise a new invoice for any sums for which an invoice has already been raised which shall remain payable under the terms of those invoices):

(a)	the Charges that are due for the Fujifilm Services that have been properly performed shall become due and payable in accordance with this Agreement and the applicable SoW;
(b)	Atara shall have no obligation to pay Fujifilm [***];
(c)

unpaid Pass Through Costs and Pass Through Services Costs (including any Pass Through Costs and Pass Through Services Costs which Fujifilm has already incurred or has committed to later incur under a non-cancellable order and unrecoverable costs and expenses not yet invoiced to Atara) shall be due and payable in accordance with the terms of this Agreement and the applicable SoW; and

(d)

subject to the entry into a SoW for the services and entry into suitable confidentiality agreement, Fujifilm shall assist Atara in transferring the manufacturing responsibility for the Product(s) to Atara, an Affiliate of Atara or a Third Party designee, as determined by Atara.  Such assistance shall include transfer of the Processes, procedures and reasonable data required to manufacture such Product(s) in accordance with the Product Specifications, Process Specifications and Regulatory Authority guidelines but shall not include Fujifilm’s Confidential Information or Background IP.  Fujifilm will provide such transfer assistance (meaning, in brief, collation of Process documentation, analytical method summaries, provision of Bill of Materials and answering reasonable questions on the same) [***].

14.5	Additional Non-Financial Effects of Partial Termination with respect to SoW(s).
14.5.1	If a party exercises any of its rights of termination in respect of only one or more SoWs:
(a)	this Agreement shall terminate in respect of those SoWs and the provisions of this Agreement relating to termination of this Agreement shall apply in relation to those SoWs;
(b)

in all other respects this Agreement shall continue in full force and those SoWs in respect of which the party has terminated this Agreement will be deemed to be removed from the definition of the SoWs; and

(c)	termination of any Scope of Work shall be without prejudice to the rights and remedies of any party which may have accrued up to the date of termination.
14.5.2

If a party exercises any of its rights of termination in respect of one or more Stage of a SoW (but not the SoW in its entirety) the cancelled Fujifilm Services shall terminate but in all other respects the SoW shall continue in full force.

14.6	Additional Non-Financial Consequences of Termination of this Agreement
14.6.1	The termination of this Agreement in its entirety shall be without prejudice to the rights and remedies of any party which may have accrued up to the date of termination.
14.6.2	Upon termination of this Agreement in its entirety for any reason whatsoever:
(a)

the relationship of the parties shall cease and any rights or licenses granted under or pursuant to this Agreement shall cease to have effect save as (and to the extent) expressly provided for in this clause 14.6;

(b)	each Receiving Party shall return the Confidential Information of the Disclosing Party in accordance with clause 12.3;
(c)

except as set forth in clause 14.4.3, subject to the entry into a SoW for the services and entry into suitable confidentiality agreement, Fujifilm shall assist Atara in transferring the manufacturing responsibility for the Product(s) to Atara, an Affiliate of Atara or a Third Party designee, as determined by Atara.  Such assistance shall include transfer of the Processes, procedures and reasonable data required to manufacture such Product(s) in accordance with the Product Specifications, Process Specifications and Regulatory Authority guidelines but shall not include Fujifilm’s Confidential Information or Background IP.  Atara shall bear the reasonable costs and expenses of such transfer;

(d)

in the event of a termination of the Agreement as set out in clause 14.2.1(d), if requested by Fujifilm (i) Atara, the Competitor and Fujifilm will take customary and reasonable measures to protect the confidential and proprietary information of all parties and to address any applicable regulatory or legal matters, such as use of “clean” teams, limiting direct access to another party’s confidential or proprietary information, prohibiting “clean”

team members from participating in competitive activity during the remaining term of this Agreement, and up to [***] thereafter (as may be required and permitted by law); and (ii) enter into a confidentiality agreement in customary form with respect to the same; and

(e)

the provisions of the following clauses together with any provision which expressly or by implication is intended to come into or remain in force on or after termination shall continue in full force and effect clauses 1, 6, 8.6, 8.7, 9, 10, 11 (except for 11.2 and 11.8), 12, 14, 16, 17.2.2, 18, 19.5, 22 and 23.

14.7	Potential Additional Consequences of an Atara Led Termination [***]
14.7.1

If, during the Term, Atara contracts for Fujifilm Services under a Scope of Work(s) and the Charges for those Fujifilm Services [***], the parties will negotiate in good faith and mutually agree in the relevant Scope of Work(s) the consequences of an Atara Led Termination of such Scope of Work(s).

15.	FORCE MAJEURE
15.1

Subject to clause 15.2, neither party will be held liable to the other party nor be deemed to have breached this Agreement for failure or delay performing any obligation under this Agreement (except the payment of money due hereunder for Fujifilm Services rendered) to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, or quarantines  (“Force Majeure”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure event. The parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable as of the Effective Date.

15.2	If a party is delayed or prevented from performing its obligations due to a Force Majeure Event such party shall:
15.2.1

give notice of such delay or prevention due to the Force Majeure Event to the non-affected party as soon as reasonably practical stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

15.2.2

use reasonable endeavors to mitigate the effects of such Force Majeure Event, provided that such party shall not be required to procure materials or services at unreasonable prices or under unreasonable terms; and

15.2.3	resume performance of its obligations as soon as reasonably practicable.
15.3

If a party’s delay or prevention caused by the Force Majeure Event in question or the COVID-19 pandemic continues for more than [***], any party to the affected Scope of Work may give notice in writing to the other to terminate that Scope of Work. The notice to terminate must specify the termination date, which must not be less than [***] after the date on which the notice is given, and once such notice has been validly given, that Scope of Work will terminate on that termination date.

16.	DISPUTE RESOLUTION
16.1	Quality Disputes: If there is a dispute in relation to or in connection with the QA Documents, such dispute shall be dealt with in accordance with the procedures set out in the Quality Agreement.
16.2	Business Escalation:
16.2.1	In respect of any dispute concerning this Agreement (other than a dispute in connection with the QA Documents and/or the Quality Agreement) the parties shall seek to resolve the matter as follows:
(a)	by referral in writing summarizing the nature of the dispute by a party in the first instance to the decision of each party’s Program Manager;
(b)

if the dispute is not resolved within [***] of its referral to the Program Managers it shall be referred to the decision of Fujifilm’s Chief Business Officer and Atara’s Head of Manufacturing and Supply for other business issues; and

(c)

if the dispute is not resolved within [***] of its referral to Fujifilm’s Chief Business Officer and Atara’s Head of Manufacturing and Supply for other business issues, it shall be referred to the decision of each party’s President or Chief Executive Officer (as applicable/appropriate).

16.3

Arbitration: If the dispute is not resolved after the escalation provided pursuant to clause 16.2.1, the matter will be submitted for mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to legal remedies, unless otherwise agreed to by the parties in writing. The parties shall equally share any fees or expenses of the mediator. If the matter is not resolved through mediation, then the parties shall be free to avail themselves of any and all legal remedies; provided that the parties irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in any federal or state court located in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b)

that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

16.4

General: Notwithstanding the provisions of this clause 16, any party may commence or take proceedings or seek remedies before the courts or any other competent authority for interim, interlocutory or injunctive remedies in relation to this Agreement.

17.	AUDIT
17.1	Quality Audit:
17.1.1

Atara may carry out quality audits at the times, and in accordance with the terms, set out in the Quality Agreement provided that access by Atara and/or its representatives to records, information and systems shall be on a supervised basis, subject to Atara complying with the security and confidentiality requirements of Fujifilm to protect information which relates to anything other than a Program. Except for “for cause” audits, quality audits exceeding once per Calendar Year shall be at the reasonable expense of Atara.

17.1.2	Audit access shall not be extended to Fujifilm’s confidential records [***].
17.1.3

If Fujifilm is in material breach of clause 4.1.1 of this Agreement or if Atara reasonably believes that Fujifilm is in material breach of clause 4.1.1 of this Agreement, Atara may upon giving reasonable written notice to Fujifilm carry out an audit on the same basis as in clauses 17.1.1 and 17.1.2.

17.1.4

Additional audits (other than those carried out pursuant to clause 17.1.3) may be carried out on the same basis as in clauses 17.1.1 and 17.1.2 subject to (i) payment of Fujifilm’s costs and expenses and the agreement of a commercial rate; and (ii) Atara ensuring such audit will not delay or disrupt Fujifilm’s operations at the Facility.

17.2	Financial audits, evidence and assistance:
17.2.1

Together with each invoice issued by Fujifilm to Atara hereunder, Fujifilm shall provide reasonably detailed documentation to validate the amounts included on each invoice which are subject to the true-up mechanism contemplated in Schedule 1 Atara may request reasonable additional validating information provided that (i) Atara shall not request such reasonable additional validating information for a given amount more than once and (ii) it is acknowledged that Fujifilm shall not be obligated to provide copies of vendor invoices if prevented from doing so by Applicable Law or by Fujifilm’s confidentiality obligations to such vendors and, following implementation of a new ERP system by Fujifilm at the Facility following the Effective Date, Fujifilm may elect not to provide copies of vendor invoices if those invoices do not accurately represent the amounts invoiced to Atara because of Fujifilm’s use of SAP weighted average "actual cost".

17.2.2

Fujifilm will provide reasonable support to Atara in the event that Atara is audited by a third party or to support Atara’s maintenance of its financial regulatory obligations (for example Sarbanes Oxley compliance).

18.	NOTICES
18.1	Subject to clause 18.2 the parties may communicate with each other in any way that is normal in the course of their business.
18.2

Any notice given or required to be given under this Agreement shall only be effective if it is in writing, sent to a party at its address or email address and for the attention of the individual, as set out in Schedule 3 (or such other address, email address or individual as that party may notify the other in accordance with this clause 18) and is given in accordance with clauses 18.2 to 18.4 below.

18.3	Notice may be given by hand or sent by email, recorded delivery, registered post or airmail and will be deemed to have been duly served:
18.3.1	if delivered by hand, at the time and date of delivery;
18.3.2	if sent by email, at the time and date of sending (with confirmation copy to be sent by the method of clause 18.3.3 or 18.3.4);
18.3.3	if sent by recorded delivery or registered post, 48 (forty-eight) hours from the date of posting (such date as evidenced by postal receipt); and
18.3.4	if sent by registered airmail, five days from the date of posting,

provided that, where in the case of delivery by hand or transmission by email, such delivery or transmission occurs either after 4.00pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00am on the next Business Day.

18.4

In proving service of a notice it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that no failed delivery message was received, as the case may be.

19.	EXPORT/IMPORT CONTROLS AND SANCTIONS COMPLIANCE
19.1

Each party shall at all times during the term of this Agreement comply with applicable Sanctions or Export/Import Laws and ensure that it has in place appropriate controls and safeguards to prevent any action being taken by it that would amount to or result in a violation of or non-compliance with any Sanctions or Export/Import Laws.

19.2

Each party shall provide all information that the other may reasonably require from time to time in order for the other to assess and/or manage its compliance with Sanctions and Export/Import Laws (including, as applicable, provision of end-user statements or applicable Authorizations and notifying the other of any restrictions or export compliance obligations prior to providing Fujifilm access to controlled information/technology).

19.3

Atara will not directly or indirectly use, sell, dispose of, (re)export, transship or otherwise transfer any Product, software, technology or Confidential Information: (i) unlawfully to any country in respect of which a Sanctions Authority maintains Sanctions or a Sanctioned Person; (ii) in a manner that would expose Fujifilm to the risk of negative consequences under Sanctions; or (iii) in violation of Export/Import Laws.

19.4

If any Authorization is required so that the performance of a Program does not contravene any Sanctions or Export/Import Laws, Atara will at its own cost and expense obtain that Authorization and Fujifilm shall provide any commercially reasonable assistance (including reasonable information) that Atara may require for the purposes of obtaining that Authorization. Atara’s rights and Fujifilm’s obligations under this Agreement or any SoW in relation to a Program shall immediately be suspended if any required Authorization is not obtained. Any such suspension shall be treated as an Atara Delay.

19.5

Each party shall Indemnify the other party against any and all Liabilities in connection with Third Party claims which a party incurs as a result of the other party’s non-compliance with the terms of this clause 19.

19.6	In this clause 19 the following terms have the following meanings:

“Authorization”	all consents, licenses, authorizations, approvals, permissions, registrations, certificates and clearances and any precondition in any relevant jurisdiction;
“Export/Import Laws”

(a) any laws of the United States of America, the United Kingdom, the European Union or of any of its Member States that relate to the control of (re)export, transfer or import of Products, software or technology and technical data; or (b) any other (re)export, transfer or import controls or restrictions imposed or adopted by any government, state or regulatory authority in a country in which obligations under this Agreement are to be performed;

“Sanctions”

any economic, financial, trade or other sanction, embargo, import or export ban, prohibition on transfer of funds or assets or on performing services or equivalent measure imposed by any Sanctions Authority or by the laws of any state or any union of states from time to time;

“Sanctions Authority”

means (a) the European Union, (b) any Member State of the European Union or the United Kingdom, (c) the United States of America, and in each case their official institutions, agencies and regulatory bodies imposing or enforcing sanctions legislation in any country or territory from which or into which Atara operates; and

“Sanctioned Person”

any person who appears on or is owned, operated or controlled by any person who appears on any list issued or maintained by any Sanctions Authority or is referred to in any list or public announcement issued by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

20.	MODERN SLAVERY AND CORRUPTION
20.1

In performing its respective duties under this Agreement each party shall (a) use commercially reasonable efforts to hold itself and its suppliers to the highest performance, ethical and compliance standards, (b) comply with all laws in all jurisdictions where such party operates, but at a minimum including all applicable anti-slavery laws in the United Kingdom or the U.S.A, and (c) use commercially reasonable efforts to encourage fair and equal treatment for all persons, the provision of safe and healthy working conditions, and respect for the environment, and adopt appropriate management systems to conduct business in an ethical manner. Further, in performing its duties under this Agreement, each party acknowledges the value and importance of performance and ethical behavior in its performance under this Agreement.

20.2

Each party warrants that on the Effective Date and each SoW Effective Date, it, its directors, officers or employees have not offered, promised, given, authorized, solicited or accepted any undue pecuniary or other advantage of any kind (or implied that they will or might do any such thing at any time in the future) in any way connected with this Agreement or a SoW and that it has taken reasonable measures to prevent subcontractors, agents or other third parties, subject to its control or determining influence, from doing so.

20.3

The parties agree that, at all times in connection with and throughout the term of this Agreement, they will comply with and that they will take reasonable measures to ensure that their subcontractors, agents or other third parties will comply with all applicable anti-corruption legislation including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act 1977.

20.4

Each party shall not do, or omit to do, any act that would cause one of the other parties to be in breach of any anti-corruption legislation including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act 1977.

21.	ASSIGNMENT AND SUB-CONTRACTING
21.1	Either party may, without prior written consent of the other party, assign or transfer its rights and responsibilities under this Agreement to:
21.1.1	an Affiliate provided that such Affiliate has reasonable financial creditworthiness; or
21.1.2

a purchaser of all or substantially all of the equity of the assigning party provided that such third party has reasonable financial creditworthiness and, in the case of assignment by Atara, is not a Competitor; or

21.1.3

a purchaser of all or substantially all of assets to which this Agreement relates provided that such third party has reasonable financial creditworthiness and, in the case of assignment by Atara, is not a Competitor; or

21.1.4

solely where Atara is such assigning party, an exclusive licensee of any Product provided that (i) such third party has reasonable financial creditworthiness and, in the case of assignment by Atara, is not a Competitor and (ii) that Atara no longer requires services from Fujifilm under this Agreement, but not otherwise without prior written consent of the other party (such consent not to be unreasonably withheld or delayed) and provided that (a) the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and (b) in relation to assignment in part no such assignment shall relieve the assigning party of responsibility for the performance of any of its obligations under this Agreement.  For the avoidance of doubt, any Atara assignee with a market capitalization of greater than [***] as of the effective date of any such assignment shall be deemed to have “reasonable financial creditworthiness.”

21.2	If a party assigns or transfers all or any of its rights and responsibilities under clause 21.1 it shall promptly notify the other parties in writing.
21.3

Fujifilm may sub-contract all or any of its obligations under this Agreement provided that in relation to any subcontract of performance of Fujifilm Services, Fujifilm will obtain Atara’s prior written consent (which may be by signature of the relevant SoW(s) which specify that an obligation will be sub-contracted).   Subcontracted Work to Affiliates of Fujifilm shall be independent, arm’s length, and at commercially reasonable costs.  Notwithstanding the foregoing, Fujifilm may utilize on-site temporary employees and contract workers, to perform Fujifilm Services without obtaining the prior consent of Atara.

21.4

The appointment or engagement by Fujifilm of any subcontractor (including Atara), on-site temporary employees or contract workers shall not relieve Fujifilm from any liability or obligation under this Agreement or the Quality Agreement and Fujifilm shall be responsible for all acts and omissions of the subcontractor to the same extent as if they were Fujifilm’s own acts or omissions.

22.	GENERAL
22.1

Entire agreement: This Agreement and the interpretive letter agreement entered into by the parties simultaneously to this Agreement which is subject to the terms of this Agreement, contain all the terms which the parties have agreed with respect to their subject matter and supersede all previous agreements and understandings between the parties (whether oral or in writing) relating to such subject matter. Each party acknowledges and agrees that it has not been induced to enter into this Agreement by a statement or promise which it does not contain. Each party confirms that save as otherwise expressly set out in this Agreement, the other party gives no warranties either in this Agreement or elsewhere in connection with the provision of each Program. Nothing in this clause 22.1 shall exclude or limit a party’s liability for fraud, including fraudulent misrepresentation.

22.2

Third party rights: Save as expressly set out in this Agreement, the parties do not intend that any person who is not a party to this Agreement shall have any right to enjoy the benefit or enforce any of the terms of this Agreement.

22.3

Variations: With the exception of Changes, which shall be subject to clause 13, no variation of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the parties. A party is entitled to assume that a representative of another party is authorized to act on that party’s behalf if that individual is apparently or seemingly acting in the normal course of the business relationship. An exchange of emails shall not be capable of constituting an agreement to vary this Agreement.

22.4

Waiver: No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. The single or partial exercise by any party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. A waiver by any party of a breach of any provision of this Agreement shall not be considered as a waiver of a subsequent breach of the same or any other provision of this Agreement.

22.5	Severability: If any provision of this Agreement or a SoW is found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction then it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible that provision shall be deemed to be omitted from this Agreement or the SoW (as applicable) in so far as this Agreement or that SoW relates to that jurisdiction and the validity and enforceability of that provision in other jurisdictions and the other provisions of this Agreement or SoW shall not be affected or impaired.

22.6	Counterparts:
22.6.1

This Agreement may be executed in any number of counterparts. Any party may enter into this Agreement by executing a counterpart and all the counterparts taken together will constitute one and the same agreement. This Agreement shall not be effective until each party has signed one counterpart.

22.6.2

Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If this method of delivery is adopted, without prejudice to the validity of the Agreement so made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

22.7

Publicity: The parties anticipate that there may be opportunities for joint or independent press releases or other announcements relating to the activities contemplated hereby. Notwithstanding the foregoing, no party shall use the name of the other party(ies) or the names of the employees of the other party(ies) nor disclose the terms of this Agreement or any SoW in any press releases, advertising or sales promotional material or in any publication without prior written permission of such party(ies). Such consent shall not be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be necessary to the extent disclosure reiterates information from a prior approved press release or public statement so long as the information remains true, correct, the most current information, and is not misleading or otherwise inadequate as to subsequent developments with respect to the subject matters set forth therein.

23.	GOVERNING LAW
23.1

The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or any term of it and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature) shall be governed by, and construed in accordance with, the State Law of Delaware, and subject to clause 16 the parties irrevocably submit to the jurisdiction of the courts of Delaware.

[The remainder of this page is intentionally left blank.]

IN WITNESS of the above the parties have signed this Agreement on the dates set out next to their signature:

FUJIFILM DIOSYNTH BIOTECHNOLOGIES
CALIFORNIA, INC		ATARA BIOTHERAPEUTICS, INC.
By:	/s/ Andy Fenny	By:	/s/ Pascal Touchon

Name:	Andy Fenny	Name:	Pascal Touchon

Title:	Chief Business Officer	Title:	CEO

Date:	January 26, 2022	Date:	1/26/2022

Schedule 1 - Charges

1.1	[***]

1

Schedule 2 - Forecasting and Orders

[***]

2

Schedule 3 - Addresses for Notice

Fujifilm: [***]	Copied to: [***]
Atara: [***]	Copied to: [***]

3

Schedule 4 - Atara Deliverables

Atara Deliverables will be described in each Scope of Work but may include:

[***]

4

Schedule 5 – Statement of Work Template

[***]

5

SCHEDULE 6: CO-OPERATIVE MANAGEMENT

1.	Joint Steering Committee (“JSC”)
1.1.	The parties will establish a JSC to give direction and advice relating to the activities conducted under the terms of this Agreement.
1.2.

The JSC will be a cross functional committee composed of at least three representatives appointed by each of Atara and Fujifilm, with one representative from each of Atara and Fujifilm having oversight of quality activities, and with one representative from each of Atara and Fujifilm having oversight of the transfer and implementation of manufacturing Processes at the Facility.

1.3.	All such representatives will be of at least site leadership management level or director (or equivalent level of Atara or Fujifilm).
1.4.	The JSC will be responsible for:
1.4.1.	reviewing the parties’ performance through agreed tracking of Key Performance Indicators that may include Quality metrics and Schedule Adherence
1.4.2.	tracking adherence to the terms and conditions of this Agreement;
1.4.3.

addressing unresolved issues escalated that materially impact critical milestones, budget, supply, inventory targets, regulatory compliance, and/or product quality; overseeing and monitoring the manufacturing activities pursuant to this Agreement;

1.4.4.	settling disputes or disagreements (other than quality related disputes which shall be resolved in accordance with the Quality Agreement) that are unresolved by Program team;
1.4.5.	investigating and advising on manufacturing and supply issues;
1.4.6.	reviewing and recommending for approval by the parties any changes to this Agreement proposed by the Program team, and
1.4.7.	performing such other functions as appropriate to fulfill the purposes of this Agreement as determined by the parties.
1.5.

The JSC will meet at least [***] (virtually or in person) during the term of this Agreement or as otherwise agreed by the JSC or as necessary to make determinations as required of it.  Each party will be responsible for all of its own expenses of travelling to and participating in any of these meetings if held in person.

2.	Committee Administration
2.1.

All decisions of the JSC and any other joint subcommittee or team formed under this Agreement, except as expressly set forth herein, will be made by the unanimous agreement of all of its members or their designated representatives, and will be reflected in written meeting minutes which summarily address topics discussed, delegation of work, schedules and decisions of such committee or team.

2.2.

Such written minutes will be subject to approval by the authorized representatives of the parties; provided, however, that neither the JSC nor any joint committee or team herein may amend or waive any provision of this Agreement, including the financial terms, it being understood that this Agreement may be amended, and any provision of this Agreement may

1

be waived, only by a written amendment signed by authorized representatives of each party that specifically states that the parties are amending or waiving this Agreement.
3.	Disputes
3.1.

In the event of disputes at the JSC that it is unable, despite the good faith efforts of all members, to resolve within [***] then the dispute shall be referred to the dispute management process sunder clause 16 (in the case of a business escalation, commencing at clause 16.2.1(b)).

2